EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Kristin Brown, Director, Investor Relations
(617) 796-8232
Service Properties Trust Announces Third Quarter 2020 Results
Third Quarter Net Loss of $102.6 million, or $0.62 Per Common Share
Third Quarter Normalized FFO of $0.14 Per Common Share
Third Quarter Adjusted EBITDAre of $103.6 million

Newton, MA (November 9, 2020). Service Properties Trust (Nasdaq: SVC) today announced its financial results for the quarter and nine months ended September 30, 2020:

	Three Months Ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	($ in thousands, except per share data)
Net income (loss)	$(102,642)	$40,074	$(173,641)	$274,643
Net income (loss) per common share	$(0.62)	$0.24	$(1.06)	$1.67
Normalized FFO (1)	$23,195	$155,635	$224,437	$469,041
Normalized FFO per common share (1)	$0.14	$0.95	$1.37	$2.85
Adjusted EBITDAre (1)	$103,611	$209,545	$450,914	$624,418
(1)Additional information and reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to certain non-GAAP measures, including FFO, Normalized FFO, EBITDA, EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2020 and 2019 appear later in this press release.
John Murray, President and Chief Executive Officer of SVC, made the following statement:
“Our financial results during the third quarter reflect the impact of the COVID-19 pandemic on the economy generally and the hospitality industry specifically. The failure of IHG and Marriott to pay our minimum returns led us to terminate these hotel management agreements and move towards rebranding the hotels to Sonesta brands and management. We believe the rebranding will benefit SVC by creating more flexibility with respect to capital investments, possible repurposing hotels to other uses, or sales. SVC also benefits from its 34% ownership of Sonesta.

“Our hotel portfolio’s performance continues to exhibit gradual improvement. All but two of our hotels are now open and occupancies have steadily increased to 45.8% in September from a low of 21.0% in April. Our extended stay portfolio has continued to outperform our other hotel types during the third quarter of 2020, with occupancy of 62.1%, versus 32.6% for select service hotels and 26.0% for full service hotels.
“Rent collections from our retail net lease tenants also trended upward to 89.3% for September from a low of 45.9% for April, as businesses that were temporarily closed due to government mandates or guidelines have largely reopened. As of October 31, 2020, we had agreed to defer an aggregate of $13.4 million of rent for tenants representing approximately 1%

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

of our annual minimum returns and rents. Our travel centers have benefited from healthy trucking activity and TA remains current on all rent obligations.

“We also continue to take proactive steps to maintain liquidity and preserve capital. We have repaid most of our 2021 debt maturities and secured continued availability under our $1 billion revolving credit facility by recently extending our existing covenant waivers through the second quarter of 2022.”

Results for the Three and Nine Months Ended September 30, 2020 and Recent Activities:
•Net Income (loss): Net loss for the quarter ended September 30, 2020 was $102.6 million, or $0.62 per diluted common share, compared to net income of $40.1 million, or $0.24 per diluted common share, for the quarter ended September 30, 2019. Net loss for the quarter ended September 30, 2020 includes a $10.2 million, or $0.06 per diluted common share, loss on asset impairment and $5.6 million, or $0.03 per diluted common share, of net unrealized gains on equity securities. Net income for the quarter ended September 30, 2019 includes a $8.5 million, or $0.05 per diluted common share, loss on early extinguishment of debt and $4.0 million, or $0.02 per diluted common share, of net unrealized losses on equity securities. The weighted average number of diluted common shares outstanding was 164.4 million and 164.3 million for the quarters ended September 30, 2020 and 2019, respectively.
•Net loss for the nine months ended September 30, 2020 was $173.6 million, or $1.06 per diluted common share, compared to net income of $274.6 million, or $1.67 per diluted common share, for the nine months ended September 30, 2019. Net loss for the nine months ended September 30, 2020 includes a $55.5 million, or $0.34 per diluted common share, loss on asset impairment, a $46.7 million, or $0.28 per diluted common share, gain on insurance settlement, net of tax, a $9.7 million, or $0.06 per diluted common share, net loss on the sale of real estate, a $7.0 million, or $0.04 per diluted common share, loss on extinguishment of debt and $4.4 million, or $0.03 per diluted common share, of unrealized losses on equity securities. Net income for the nine months ended September 30, 2019 includes a $159.5 million, or $0.97 per diluted common share, gain on sale of real estate, $43.8 million, or $0.27 per diluted common share, of net unrealized losses on equity securities and a $8.5 million, or $0.05 per diluted common share, loss on early extinguishment of debt. The weighted average number of diluted common shares outstanding was 164.4 million and 164.3 million for the nine months ended September 30, 2020 and 2019, respectively.
•Normalized FFO: Normalized FFO for the quarter ended September 30, 2020 were $23.2 million, or $0.14 per diluted common share, compared to Normalized FFO of $155.6 million, or $0.95 per diluted common share, for the quarter ended September 30, 2019.
Normalized FFO for the nine months ended September 30, 2020 were $224.4 million, or $1.37 per diluted common share, compared to Normalized FFO of $469.0 million, or $2.85 per diluted common share, for the nine months ended September 30, 2019.
•Adjusted EBITDAre: Adjusted EBITDAre for the quarter ended September 30, 2020 compared to the same period in 2019 decreased 50.6% to $103.6 million.
Adjusted EBITDAre for the nine months ended September 30, 2020 compared to the same period in 2019 decreased 27.8% to $450.9 million.
Financing Activities:
As previously announced, on November 5, 2020, SVC and its lenders amended the credit agreement governing its $1.0 billion revolving credit facility and $400.0 million term loan. The key terms of the amended credit agreement include:

•All existing financial covenants have been waived through the end of the agreement term, or July 15, 2022, or the New Waiver Period;
•SVC repaid its $400.0 million term loan on November 5, 2020, using undrawn amounts under its revolving credit facility;
•SVC has pledged certain additional equity interests of subsidiaries owning properties. Following the closing of the amendment, SVC will provide first mortgage liens on 74 properties owned by the pledging subsidiaries with an undepreciated book value of $1.8 billion as of September 30, 2020 to secure its obligations under the credit agreement;
•SVC has the ability to fund up to $250.0 million of capital expenditures per year and up to $50.0 million of certain other investments per year as defined in the credit agreement;
•The interest rate premium over LIBOR under SVC’s revolving credit facility increased by 30 basis points;
•Certain covenants and restrictions on distributions to common shareholders, share repurchases, incurring indebtedness, and acquiring real property (in each case subject to various exceptions), and the minimum liquidity requirement of $125.0 million will remain in place during the New Waiver Period; and
•SVC is generally required to apply the net cash proceeds from the disposition of assets, capital markets transactions, and debt refinancings to the repayment of outstanding loans under the credit agreement, and then to other debt maturities.

On October 15, 2020, SVC announced a $0.01 per common share dividend to be paid to its shareholders of record on October 26, 2020 and distributed on or about November 19, 2020.
Recent Investment Activities:
During the quarter ended September 30, 2020, SVC sold five net lease properties with an aggregate of 46,415 square feet in five states for an aggregate sales price of $5.9 million, excluding closing costs. In October and November 2020, SVC sold three net lease properties with 82,623 square feet in three states for an aggregate sales price of $4.9 million.
SVC has entered agreements to sell 39 hotels (24 Marriott International, Inc. (Nasdaq: MAR), or Marriott, branded hotels with 2,989 rooms in 10 states and 15 Wyndham Hotels & Resorts (Nasdaq: WYN), or Wyndham, branded hotels with 1,642 rooms in 10 states) with an aggregate carrying value of $181.3 million for an aggregate sales price of $218.0 million. SVC expects these sales to be completed in the fourth quarter of 2020 and first quarter of 2021. SVC has also entered an agreement to sell one net lease property with 3,000 square feet with a net carrying value of $0.8 million for a sale price of $0.8 million, excluding closing costs. SVC expects this sale to be completed in the fourth quarter of 2020. The sales of these hotels and the net lease property are subject to various contingencies and may be delayed or may not occur. SVC expects to use the net sales proceeds from these asset sales to repay outstanding indebtedness.
During the quarter ended September 30, 2020, SVC funded $29.9 million of capital improvements to certain of its properties. Pursuant to the terms of its management and lease agreements with its managers and tenants, some of these capital improvements resulted in increases in SVC’s contractual annual minimum returns and rents totaling $2.4 million.

Hotel Portfolio:
As of September 30, 2020, SVC had six operating agreements with six hotel operating companies for 329 hotels with 51,404 rooms, which represented 61.5% of SVC’s total annual minimum returns and rents.

	Three Months Ended September 30,				Nine months ended September 30,
	2020	2019	Change		2020	2019	Change
Comparable Hotels
No. of hotels	314	314	—		304	304	—
No. of rooms or suites	47,202	47,202	—		44,465	44,465	—
Occupancy	46.0%	77.6%	(31.6)	pts	45.2%	74.0%	(28.8)	pts
ADR	$89.50	$122.18	(26.7)%		$98.15	$120.30	(18.4)%
Hotel RevPAR	$41.17	$94.81	(56.6)%		$44.36	$89.04	(50.2)%
Hotel operating revenues (1)	$194,811	$470,142	(58.6)%		$649,430	$1,360,359	(52.3)%
Hotel operating expenses (1)	$187,706	$347,075	(45.9)%		$638,443	$999,659	(36.1)%
Hotel EBITDA (1)	$7,105	$123,067	(94.2)%		$10,987	$360,700	(97.0)%
Hotel EBITDA margin	3.6%	26.2%	(22.6)	pts	1.7%	26.5%	(24.8)	pts

All Hotels
No. of hotels	329	328	1		329	328	1
No. of rooms or suites	51,404	51,086	318		51,404	51,086	318
Occupancy	43.6%	77.0%	(33.4)	pts	42.7%	73.9%	(31.2)	pts
ADR	$89.88	$128.33	(30.0)%		$103.30	$130.31	(20.7)%
Hotel RevPAR	$39.19	$98.81	(60.3)%		$44.11	$96.30	(54.2)%
Hotel operating revenues (1)	$202,047	$539,735	(62.6)%		$712,323	$1,580,435	(54.9)%
Hotel operating expenses (1)	$208,336	$405,207	(48.6)%		$736,541	$1,178,356	(37.5)%
Hotel EBITDA (1)	$(6,289)	$134,528	(104.7)%		$(24,218)	$402,079	(106.0)%
Hotel EBITDA margin	(3.1)%	24.9%	(28.0)	pts	(3.4)%	25.4%	(28.8)	pts
(1) Reconciliations of hotel operating revenues and hotel operating expenses used to determine Hotel EBITDA to hotel operating revenues and hotel operating expenses determined in accordance with GAAP for the three and nine months ended September 30, 2019 appear later in this press release.
SVC’s hotel occupancy was 40.3% in July 2020, 43.5% in August 2020 and 45.8% in September 2020. For the 28 days ended October 31, 2020, occupancy for SVC’s 329 hotels was 46.6%.
As of November 6, 2020, SVC has reopened 17 of the 19 hotels that it had closed as a result of the COVID-19 pandemic. SVC’s 183 extended stay hotels continued to outperform its other hotel types during the quarter ended September 30, 2020, with occupancy of 62.1% versus 32.6% for its 95 select service hotels and 26.0% for its 51 full service hotels. With the economy generally continuing to slowly reopen, SVC expects its diverse portfolio of suburban extended stay and select service hotels to continue to outpace its urban full-service hotels.

Hotel Managers:
•IHG Agreement: As of September 30, 2020, 103 of SVC’s hotels were operated by InterContinental Hotels Group plc, or IHG, under one agreement requiring annual minimum returns and rents to SVC of $216.6 million as of September 30, 2020 (approximately $54.1 million per quarter). During the three months ended September 30, 2020, SVC realized returns and rents of $9.7 million under its IHG agreement. During July 2020, SVC applied the remaining $9.0 million of security deposit securing IHG’s obligation under the agreement. As previously announced, SVC sent notices of default and termination for failure to pay minimum returns and rents due to SVC of $36.8 million for the third quarter of 2020 and that it expects to transfer the branding and management of 102 of the 103 hotels to a subsidiary of Sonesta Holdco Corporation, or Sonesta, on December 1, 2020.
•Marriott Agreement: As of September 30, 2020, 122 of SVC’s hotels were operated by Marriott under one agreement requiring annual minimum returns to SVC of $194.6 million as of September 30, 2020 (approximately $48.7 million per quarter). During the three months ended September 30, 2020, SVC realized returns of $14.4 million under its Marriott agreement. SVC sent notices to Marriott terminating its agreement for its failure to cover cumulative shortfall between the payments SVC had received to date and 80% of the cumulative priority returns due to SVC. The cumulative payment shortfall as of September 30, 2020 was $24.0 million. The effective date of the termination is January 31, 2021 and SVC currently plans to transfer to Sonesta the branding and management of the 98 of the122 hotels to the extent they are not sold.
•Sonesta Agreement: As of September 30, 2020, 56 of SVC’s hotels were operated by Sonesta under management agreements requiring annual minimum returns to SVC of $124.8 million as of September 30, 2020 (approximately $31.2 million per quarter). During the three months ended September 30, 2020, SVC’s hotels under the Sonesta agreement generated operating losses of $6.2 million. Because there is no guarantee or security deposit for this agreement, the minimum returns SVC receives under this agreement are limited to available hotel cash flows, if any, after payment of hotel operating expenses including management fees.
•Wyndham Agreement: As of September 30, 2020, 17 of SVC’s hotels were operated under a management agreement with Wyndham. In September 2020, SVC amended the management agreement with Wyndham so that it will continue as the manager of these Wyndham branded hotels for a limited period. Under the amended terms of this agreement, SVC agreed to pay Wyndham a management fee of 7% of hotel revenues, subject to certain minimums. In September 2020, SVC rebranded three hotels previously managed by Wyndham to Sonesta brands and on October 1, 2020 one additional hotel previously managed by Wyndham was rebranded to Sonesta. SVC expects to sell 15 Wyndham branded hotels in the fourth quarter of 2020. During the three months ended September 30, 2020, SVC’s hotels under the Wyndham agreement generated operating losses of $4.4 million.
•Other Hotel Agreements: As of September 30, 2020, SVC’s remaining 31 hotels were managed under two agreements: one management agreement with Hyatt Hotels Corporation (NYSE: H), or Hyatt, for 22 hotels requiring annual minimum returns of $22.0 million (approximately $5.5 million per quarter); and one management agreement with Radisson Hospitality, Inc., or Radisson, for nine hotels, requiring annual minimum returns of $20.4 million (approximately $5.1 million per quarter). Minimum returns due to SVC are partially guaranteed under the Hyatt and Radisson agreements. Based on current estimates, SVC projects that it may exhaust the remainder of the guarantee from Hyatt during the fourth quarter of 2020.
During the quarter ended September 30, 2020, SVC advanced $6.8 million to Sonesta and $3.9 million to Wyndham of working capital to cover projected operating losses.

Net Lease Portfolio:
As of September 30, 2020, SVC owned 804 net lease service-oriented retail properties with an aggregate of 13.7 million square feet requiring aggregate annual minimum rent of $369.8 million, which represented 38.5% of SVC’s total annual minimum returns and rents. The portfolio was 98% leased by 183 tenants operating under 129 brands in 22 distinct industries with a weighted (by annual minimum rent) average lease term of 11.0 years. As of the quarter ended September 30, 2020, the aggregate coverage of SVC’s net lease portfolio’s minimum rent was 2.12x. TravelCenters of America Inc. (Nasdaq: TA), or TA, is SVC’s largest tenant. As of September 30, 2020, SVC leased to TA a total of 179 travel centers under five leases that expire between 2029 and 2035 and require aggregate annual minimum rents of $246.1 million, or 25.6% of SVC’s minimum rents and returns. TA is current on all of its lease payments due to SVC.
During the quarter ended September 30, 2020, SVC collected 87.2% of rents from its other net lease tenants. During the quarter ended September 30, 2020, SVC recorded reserves for uncollectible revenues of $2.4 million for certain of its net lease tenants. In October 2020, SVC collected 87.4% of rents from its other net lease tenants. As of November 6, 2020, SVC has entered into rent deferral agreements with 51 net lease retail tenants with leases requiring an aggregate of $53.4 million of annual minimum rents. Generally, these rent deferrals are for one to four months of rent and were payable, in most cases, in 12 to 24 equal monthly installments beginning in September 2020. In aggregate, SVC has deferred $13.4 million of rents from its net lease tenants to date.
Leasing and Occupancy:
During the quarter ended September 30, 2020, SVC entered lease renewals for an aggregate of 496,756 rentable square feet at weighted (by rentable square feet) average rents that were 11.6% below prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was 13.6 years and leasing concessions and capital commitments were $4.9 million, or $9.86 per square foot. Also during the quarter ended September 30, 2020, SVC entered into new leases for an aggregate of 2,535 rentable square feet at weighted (by rentable square feet) average rents that were 34.7% above prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was nine years and leasing concessions and capital commitments were $0.2 million, or $74.64 per square foot.
Conference Call:
At 10:00 a.m. Eastern Time this morning, John Murray, Chief Executive Officer, Brian Donley, Chief Financial Officer and Todd Hargreaves, Chief Investment Officer, will host a conference call to discuss SVC’s third quarter 2020 financial results. The conference call telephone number is (877) 329-3720. Participants calling from outside the United States and Canada should dial (412) 317-5434. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Monday, November 16, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10148158.

A live audio webcast of the conference call will also be available in a listen-only mode on SVC’s website, www.svcreit.com. Participants wanting to access the webcast should visit SVC’s website about five minutes before the call. The archived webcast will be available for replay on SVC’s website for about one week after the call. The transcription, recording and retransmission in any way of SVC’s third quarter conference call is strictly prohibited without the prior written consent of SVC.
Supplemental Data:
A copy of SVC’s Third Quarter 2020 Supplemental Operating and Financial Data is available for download at SVC’s website, www.svcreit.com. SVC’s website is not incorporated as part of this press release.

Service Properties Trust is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and net lease service and necessity-based retail properties across the United States and in Puerto Rico and Canada with 149 distinct brands across 23 industries. SVC’s properties are primarily operated under long-term management or lease agreements. SVC is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), or RMR Inc., an alternative asset management company that is headquartered in Newton, Massachusetts.
Non-GAAP Financial Measures and Certain Definitions:
SVC presents certain “non-GAAP financial measures” within the meaning of applicable Securities and Exchange Commission, or SEC, rules, including earnings before interest, taxes, depreciation and amortization, or EBITDA, Hotel EBITDA, EBITDA for real estate, or EBITDAre, Adjusted EBITDAre, funds from operations, or FFO, and Normalized FFO. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income (loss) as indicators of SVC’s operating performance or as measures of SVC’s liquidity. These measures should be considered in conjunction with net income (loss) as presented in SVC’s condensed consolidated statements of income. SVC considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income (loss). SVC believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of SVC’s operating performance between periods and with other REITs.
Please see the pages attached hereto for a more detailed statement of SVC’s operating results and financial condition and for an explanation of SVC’s calculation of FFO and Normalized FFO, EBITDA, Hotel EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of those amounts to amounts determined in accordance with GAAP.
Occupancy: Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy is an important measure of the utilization rate and demand of SVC’s hotels.
Average Daily Rate, or ADR, represents rooms revenue divided by total number of room nights sold in a given period. ADR provides useful insight on pricing at SVC’s hotels and is a measure widely used in the hotel industry.
Revenue per Available Room, or RevPAR, represents rooms revenue divided by the total number of room nights available to guests for a given period. RevPAR is an industry metric correlated to occupancy and ADR and helps measure performance over comparable periods.
Hotel EBITDA is calculated as hotel operating revenues less hotel operating expenses of all managed and leased hotels, prior to any adjustments required for presentation in our condensed consolidated statements of income in accordance with GAAP. SVC believes Hotel EBITDA provides useful information to management and investors as a key measure of the profitability of its hotel operations.
Hotel EBITDA Margin is the percentage of Hotel EBITDA of hotel operating revenues.
Comparable Hotels Data: SVC presents RevPAR, ADR, and occupancy for the periods presented on a comparable basis to facilitate comparisons between periods. SVC generally defines comparable hotels as those that were owned by it and were open and operating for the entire periods being compared. For the three months ended September 30, 2020 and 2019, SVC excluded 15 hotels from its comparable results. Three of these hotels were not owned for the entire periods and 12 suspended operations during part of the periods presented. For the nine months ended September 30, 2020 and 2019, SVC excluded 25 hotels from its comparable results. Three of these hotels were not owned for the entire periods, four were closed for major renovations and 18 suspended operations during part of the periods presented.

Rent Coverage:
SVC defines net lease coverage as earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, divided by the annual minimum rent due to SVC weighted by the minimum rent of the property to total minimum rents of the net lease portfolio. EBITDAR amounts used to determine rent coverage are generally for the latest twelve-month period reported based on the most recent operating information, if any, furnished by the tenant. Operating statements furnished by the tenant often are unaudited and, in certain cases, may not have been prepared in accordance with GAAP and are not independently verified by SVC. Tenants that do not report operating information are excluded from the coverage calculations. Coverage amounts include data for certain properties for periods prior to when SVC acquired them. In instances where SVC does not have financial information for the most recent quarter from its tenants, it has calculated an implied EBITDAR for the third quarter using industry benchmark data to more accurately reflect the impact of COVID-19 on its tenants’ operations. SVC believes using only financial information from the earlier periods could be misleading as it would not reflect the negative impact those tenants experienced as a result of the COVID-19 pandemic. As a result, SVC believes using this industry benchmark data provides a more accurate estimated representation of recent operating results and coverage for those tenants.

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Real estate properties:
Land	$2,017,431	$2,066,602
Buildings, improvements and equipment	9,058,542	9,318,434
Total real estate properties, gross	11,075,973	11,385,036
Accumulated depreciation	(3,212,594)	(3,120,761)
Total real estate properties, net	7,863,379	8,264,275
Acquired real estate leases and other intangibles, net	338,430	378,218
Assets held for sale	191,202	87,493
Cash and cash equivalents	47,847	27,633
Restricted cash	38,130	53,626
Due from related persons	58,648	68,653
Other assets, net	259,037	154,069
Total assets	$8,796,673	$9,033,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$80,086	$377,000
Unsecured term loan, net	397,523	397,889
Senior unsecured notes, net	5,734,565	5,287,658
Security deposits	284	109,403
Accounts payable and other liabilities	334,475	335,696
Due to related persons	7,656	20,443
Total liabilities	6,554,589	6,528,089

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 164,823,833 and 164,563,034 shares issued and outstanding, respectively	1,648	1,646
Additional paid in capital	4,549,466	4,547,529
Cumulative other comprehensive loss	63	—
Cumulative net income available for common shareholders	3,318,004	3,491,645
Cumulative common distributions	(5,627,097)	(5,534,942)
Total shareholders’ equity	2,242,084	2,505,878
Total liabilities and shareholders’ equity	$8,796,673	$9,033,967

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Hotel operating revenues (1)	$199,719	$525,290	$700,578	$1,521,368
Rental income (2)	96,776	73,619	294,432	210,509
FF&E reserve income (3)	—	863	201	3,365
Total revenues	296,495	599,772	995,211	1,735,242

Expenses:
Hotel operating expenses (1)	174,801	377,895	492,906	1,076,011
Other operating expenses	3,705	1,707	11,029	4,419
Depreciation and amortization	122,204	103,160	377,557	301,721
General and administrative (4)	12,295	12,464	37,621	36,906
Loss on asset impairment (5)	10,248	—	55,502	—
Total expenses	323,253	495,226	974,615	1,419,057

Gain (loss) on sale of real estate (6)	109	—	(9,655)	159,535
Dividend income	—	—	—	1,752
Unrealized gains (losses) on equity securities, net (7)	5,606	(3,950)	4,409	(43,761)
Gain on insurance settlement (8)	—	—	62,386	—
Interest income	6	688	283	1,774
Interest expense (including amortization of debt issuance costs and debt discounts and premiums of $3,877, $2,689, $10,651 and $7,829, respectively)	(80,532)	(52,375)	(223,679)	(151,742)
Loss on early extinguishment of debt (9)	—	(8,451)	(6,970)	(8,451)
Income (loss) before income taxes and equity in earnings (losses) of an investee	(101,569)	40,458	(152,630)	275,292
Income tax benefit (expense) (8)	296	(467)	(16,706)	(1,266)
Equity in earnings (losses) of an investee (10)	(1,369)	83	(4,305)	617
Net income (loss)	$(102,642)	$40,074	$(173,641)	$274,643

Weighted average common shares outstanding (basic)	164,435	164,321	164,397	164,294
Weighted average common shares outstanding (diluted)	164,435	164,348	164,397	164,332

Net income (loss) per common share (basic and diluted)	$(0.62)	$0.24	$(1.06)	$1.67
See Notes on pages 14 and 15

SERVICE PROPERTIES TRUST
RECONCILIATIONS OF FUNDS FROM OPERATIONS,
NORMALIZED FUNDS FROM OPERATIONS, EBITDA, EBITDAre AND ADJUSTED EBITDAre
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Calculation of FFO and Normalized FFO: (11)
Net income (loss)	$(102,642)	$40,074	$(173,641)	$274,643
Add (Less): Depreciation and amortization	122,204	103,160	377,557	301,721
(Gain) loss on sale of real estate (6)	(109)	—	9,655	(159,535)
Loss on asset impairment (5)	10,248	—	55,502	—
Unrealized (gains) losses on equity securities, net (7)	(5,606)	3,950	(4,409)	43,761
Adjustments to reflect the entity’s share of FFO attributable to an investee (10)	(900)	—	(461)	—
FFO	23,195	147,184	264,203	460,590
Add: Loss on early extinguishment of debt (9)	—	8,451	6,970	8,451
Gain on insurance settlement, net of tax (8)	—	—	(46,736)	—
Normalized FFO	$23,195	$155,635	$224,437	$469,041

Weighted average common shares outstanding (basic)	164,435	164,321	164,397	164,294
Weighted average common shares outstanding (diluted)	164,435	164,348	164,397	164,332

Basic and diluted per common share amounts:
FFO	$0.14	$0.90	$1.61	$2.80
Normalized FFO	$0.14	$0.95	$1.37	$2.85
Distributions declared per share	$0.01	$0.54	$0.56	$1.61

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Calculation of EBITDA, EBITDAre and Adjusted EBITDAre:(12)
Net income (loss)	$(102,642)	$40,074	$(173,641)	$274,643
Add (Less): Interest expense	80,532	52,375	223,679	151,742
Income tax expense (benefit) (8)	(296)	467	16,706	1,266
Depreciation and amortization	122,204	103,160	377,557	301,721
EBITDA	99,798	196,076	444,301	729,372
Add (Less): (Gain) loss on sale of real estate (6)	(109)	—	9,655	(159,535)
Loss on asset impairment (5)	10,248	—	55,502	—
EBITDAre	109,937	196,076	509,458	569,837
Add (Less):
General and administrative expense paid in common shares (13)	863	1,068	2,285	2,369
Adjustments to reflect the entity’s share of EBITDA attributable to an investee (10)	(1,583)	—	(1,004)	—
Loss on early extinguishment of debt (9)	—	8,451	6,970	8,451
Gain on insurance settlement (8)	—	—	(62,386)	—
Unrealized (gains) losses on equity securities, net (7)	(5,606)	3,950	(4,409)	43,761
Adjusted EBITDAre	$103,611	$209,545	$450,914	$624,418
See Notes on pages 14 and 15

SERVICE PROPERTIES TRUST
CALCULATION AND RECONCILIATION OF HOTEL EBITDA
Comparable Hotels
(amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Room revenues	$178,402	$411,413	$575,512	$1,177,235
Food and beverage revenues	6,438	44,716	47,185	143,783
Other revenues	9,971	14,013	26,733	39,341
Hotel operating revenues - comparable hotels	194,811	470,142	649,430	1,360,359
Rooms expenses	56,848	110,521	191,246	315,542
Food and beverage expenses	8,820	36,255	47,479	109,918
Other direct and indirect expenses	87,897	138,154	283,875	400,046
Management fees	1,741	2,937	4,939	8,696
Real estate taxes, insurance and other	32,138	41,063	100,673	112,924
FF&E reserves	262	18,145	10,231	52,533
Hotel operating expenses - comparable hotels	187,706	347,075	638,443	999,659

Hotel EBITDA - comparable hotels	$7,105	$123,067	$10,987	$360,700
Hotel EBITDA Margin	3.6%	26.2%	1.7%	26.5%

Hotel operating revenues (GAAP) (1)	$199,719	$525,290	$700,578	$1,521,368
Hotel operating revenues from non-comparable hotels	(4,908)	(55,148)	(51,148)	(161,009)
Hotel operating revenues - comparable hotels	$194,811	$470,142	$649,430	$1,360,359

Hotel operating expenses (GAAP) (1)	$174,801	$377,895	$492,906	$1,076,011
Add (Less):
Hotel operating expenses from non-comparable hotels	(18,452)	(44,030)	(89,250)	(128,809)
Reduction for security deposit and guaranty fundings, net (1)	30,474	1	222,134	13,256
Management and incentive management fees paid from cash flows in excess from minimum returns and rents	—	(5,216)	—	(14,106)
FF&E reserves from managed hotel operations (3)	262	18,425	11,205	53,307
Other (14)	621	—	1,448	—
Hotel operating expenses - comparable hotels	$187,706	$347,075	$638,443	$999,659

See Notes on pages 14 and 15

SERVICE PROPERTIES TRUST
CALCULATION AND RECONCILIATION OF HOTEL EBITDA
(amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Room revenues	$182,366	$462,298	$614,550	$1,335,000
Food and beverage revenues	6,786	58,636	58,918	191,256
Other revenues	12,895	18,801	38,855	54,179
Hotel operating revenues	202,047	539,735	712,323	1,580,435
Rooms expenses	59,711	126,292	211,044	363,633
Food and beverage expenses	11,420	49,437	65,790	152,360
Other direct and indirect expenses	97,993	160,831	325,489	469,146
Management fees	1,781	3,910	5,614	11,768
Real estate taxes, insurance and other	37,169	45,449	117,720	124,776
FF&E reserves (3)	262	19,288	10,884	56,673
Hotel operating expenses	208,336	405,207	736,541	1,178,356

Hotel EBITDA	$(6,289)	$134,528	$(24,218)	$402,079
Hotel EBITDA Margin	(3.1)%	24.9%	(3.4)%	25.4%

Hotel operating revenues (GAAP) (1)	199,719	525,290	700,578	1,521,368
Add: hotel revenues of leased hotels (1)	2,328	14,445	11,745	59,067
Hotel operating revenues	$202,047	$539,735	$712,323	$1,580,435

Hotel operating expenses (GAAP) (1)	$174,801	$377,895	$492,906	$1,076,011
Add (Less):
Reduction for security deposit and guaranty fundings, net (1)	30,474	1	222,134	13,256
Hotel operating expenses of leased hotels	2,178	14,102	8,848	49,888
Management and incentive management fees paid from cash flows in excess from minimum returns and rents	—	(5,216)	—	(14,106)
FF&E reserves from managed hotels operations (3)	262	18,425	11,205	53,307
Other (14)	621	—	1,448	—
Hotel operating expenses	$208,336	$405,207	$736,541	$1,178,356

See Notes on pages 14 and 15

(1)As of September 30, 2020, SVC owned 329 hotels; 328 of these hotels were managed by hotel operating companies and one hotel was leased to a hotel operating company. SVC’s condensed consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income from its leased hotel. When managers of these hotels are required to fund the shortfalls of minimum returns under the terms of SVC’s management agreements or their guarantees, SVC reflects such fundings (including security deposit applications) in its condensed consolidated statements of income as a reduction of hotel operating expenses. The reduction to hotel operating expenses was $30,474 and $2,404 for the three months ended September 30, 2020 and 2019, respectively, and $222,134 and $21,775 for the nine months ended September 30, 2020 and 2019, respectively. When SVC reduces the amounts of the security deposit it holds for any of its operating agreements for payment deficiencies, it does not result in additional cash flows to SVC of the deficiency amounts, but reduces the refunds due to the respective tenants or managers who have provided SVC with these deposits upon expiration of the applicable operating agreement. The security deposits are non-interest bearing and are not held in escrow. Certain of SVC’s guarantees and its security deposits may be replenished by a share of future cash flows from the applicable hotel operations in excess of the minimum returns due to SVC, certain fees to the manager, or working capital advances, if any, pursuant to the terms of the applicable agreements. When SVC’s guarantees and security deposits are replenished by cash flows from hotel operations, SVC reflects such replenishments in its condensed consolidated statements of income as an increase to hotel operating expenses. There were no such replenishments for the either of the three or nine months ended September 30, 2020, respectively, and replenishments of $2,405 and $8,519 for the three and nine months ended September 30, 2019, respectively.
(2)SVC increased rental income by $2,370 for the three months ended September 30, 2020, reduced rental income by $3,046 for the three months ended September 30, 2019 and reduced rental income by $298 and $7,368 for the nine months ended September 30, 2020 and 2019, respectively, to record scheduled rent changes under certain of SVC’s leases, the deferred rent obligations under SVC’s leases with TA and the estimated future payments to SVC under its leases with TA for the cost of removing underground storage tanks on a straight-line basis.
(3)Various percentages of total sales at certain of SVC’s hotels are FF&E reserve escrows. SVC owns all the FF&E reserve escrows for its hotels. SVC reports deposits by its tenants into the escrow accounts under its hotel leases as FF&E reserve income. SVC does not report the amounts which are escrowed as FF&E reserves for its managed hotels as FF&E reserve income.
(4)Incentive fees under SVC’s business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in SVC’s condensed consolidated statements of income. In calculating net income (loss) in accordance with GAAP, SVC recognizes estimated business management incentive fee expense, if any, in the first, second and third quarters. Although SVC recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income (loss), SVC does not include these amounts in the calculation of Normalized FFO or Adjusted EBITDAre until the fourth quarter, which is when the business management incentive fee expense amount for the year, if any, is determined. No business management incentive fee expense was recorded for the three and nine months ended September 30, 2020 or 2019.
(5)SVC recorded a $10,248 loss on asset impairment during the three months ended September 30, 2020 to reduce the carrying value of one hotel and two net lease properties to their estimated fair value. SVC recorded a $55,502 loss on asset impairment during the nine months ended September 30, 2020 to reduce the carrying value of 18 hotel properties and eight net lease properties to their estimated fair value.
(6)SVC recorded a $109 net gain on sale of real estate during the three months ended September 30, 2020 in connection with the sales of five net lease properties. SVC recorded a $9,655 net loss on sale of real estate during the nine months ended September 30, 2020 in connection with the sales of 15 net lease properties. SVC recorded a $159,535 gain on sale of real estate during the nine months ended September 30, 2019 in connection with the sales of 20 travel centers.
(7)Unrealized gains (losses) on equity securities, net represents the adjustment required to adjust the carrying value of SVC’s former investment in RMR Inc. common stock and its investment in TA common shares to their fair value. SVC sold its RMR Inc. shares on July 1, 2019.
(8)SVC recorded a $62,386 gain on insurance settlement during the three months ended June 30, 2020 for insurance proceeds received for its leased hotel in San Juan, PR related to Hurricane Maria. Under GAAP, SVC was required to increase the building basis of its San Juan hotel for the amount of the insurance proceeds. SVC also recorded a $15,650 deferred tax liability as a result of the book value to tax basis difference related to this accounting in the three months ended June 30, 2020.
(9)SVC recorded a $6,970 loss on extinguishment of debt, net of unamortized discount and deferred financing costs, relating to its repurchase of $350,000 principal amount of its $400,000 of 4.25% senior notes due 2021, for an aggregate purchase price of $355,971, excluding accrued interest. SVC recorded a $8,451 loss on early extinguishment of debt in the three months ended September 30, 2019 related to the termination of a term loan commitment it arranged in connection with the acquisition of a net lease portfolio.
(10)Represents SVC’s proportionate share of its equity investment in Sonesta during the three and nine months ended September 30, 2020 and Affiliates Insurance Company during the three and nine months ended September 30, 2019.
(11)SVC calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income (loss), calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, if any, plus real estate depreciation and amortization, less any unrealized gains and losses on equity securities, as well as certain other adjustments currently not applicable to SVC. In calculating Normalized FFO, SVC adjusts for the item shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by SVC’s Board of Trustees when determining the amount of distributions to its shareholders. Other factors include, but are not limited to, requirements to maintain SVC’s qualification for taxation as a REIT, limitations in its credit agreement and public debt covenants, the availability to SVC of debt and equity capital, SVC’s distribution rate as a percentage of the trading price of its common shares, or dividend yield, and to the dividend yield of other REITs,

SVC’s expectation of its future capital requirements and operating performance, and SVC’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than SVC does.
(12)SVC calculates EBITDA, EBITDAre, and Adjusted EBITDAre as shown above. EBITDAre is calculated on the basis defined by Nareit which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets, if any, as well as certain other adjustments currently not applicable to SVC. In calculating Adjusted EBITDAre, SVC adjusts for the items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. Other real estate companies and REITs may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently than SVC does.
(13)Amounts represent the equity compensation for SVC’s Trustees, its officers and certain other employees of SVC’s manager.
(14)SVC is amortizing a liability it recorded for the fair value of its initial investment in Sonesta as a reduction to hotel operating expenses in its condensed consolidated statements of comprehensive income. SVC reduced hotel operating expenses by $621 and $1,448 for the three and nine months ended September 30, 2020, respectively, for this liability.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever SVC uses words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may” and negatives or derivatives of these or similar expressions, SVC is making forward-looking statements. These forward-looking statements are based upon SVC’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by SVC’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond SVC’s control. For example:
•Mr. Murray indicates SVC’s belief that the rebranding of hotels to Sonesta will benefit SVC as an owner of Sonesta, create more flexibility with respect to capital investments, possible repurposing hotels to other uses, or sales, and have a positive impact on this portfolio’s performance in the future. Sonesta may not operate these hotels profitably and SVC may not receive the benefits it expects to receive.
•SVC expects Sonesta to operate 257of its 329 hotels, which constituted approximately 48% of SVC’s total historical real estate investments as of September 30, 2020, after SVC rebrands certain of its Wyndham, Marriott and IHG hotels to Sonesta in the fourth quarter of 2020 and the first quarter of 2021. Sonesta is a small privately held company with less resources and scale compared to Wyndham, IHG and Marriott. If Sonesta were to fail to provide quality services and amenities or to maintain a quality brand, SVC’s income from these properties may be adversely affected. There can be no assurance that Sonesta can operate the hotels rebranded from Wyndham, IHG and Marriott as effectively or for returns at levels that could otherwise be achieved by Wyndham, IHG or Marriott. Further, if SVC were required to replace Sonesta, SVC could experience significant disruptions in operations at the applicable properties, which could reduce its income and cash flows from, and the value of, those properties. SVC has no guarantee or security deposit under its Sonesta agreements. Accordingly, SVC may receive amounts from Sonesta that are less than the contractual minimum returns stated in its agreements with Sonesta or SVC may be requested to fund losses for its Sonesta hotels.
•Mr. Murray indicates that SVC has taken proactive steps to maintain liquidity and preserve capital, noting certain actions SVC has taken in these regards. However, if the COVID-19 pandemic or the current economic conditions continue for an extended period or worsen, these actions may not be adequate to ensure that SVC maintains sufficient liquidity and preserves capital. In addition, any capital spending deferred may become necessary at an earlier date than currently expected and the need to make other capital spending may arise unexpectedly or due to external or other events.
•Mr. Murray indicates SVC’s belief that its hotel portfolio’s performance continues to exhibit gradual improvement, that occupancies at its hotel portfolio have steadily increased and that rent collections from its retail net lease tenants have trended upward. This may imply that SVC has the ability to withstand the current economic downturn. However, if the COVID-19 pandemic continues to have a negative impact on the economy, the economic downturn could continue for an extended period or worsen, and SVC’s operators’ and tenants’ businesses, operations and cash positions may be materially and adversely impacted and result in additional operators and tenants being unable to pay rents and returns to SVC or in not being able to continue as going concerns. In turn, SVC’s financial condition and liquidity could be materially and adversely impacted and the value of its properties could decline. In addition, positive trends within the third quarter may not be indicative of future trends related to hotel occupancy and the ability of net lease tenants to pay amounts due under their leases. COVID-19 infections have recently increased in large parts of the United States and the United States economy is facing continuous challenges. These positive trends within the third quarter could reverse and further deteriorate as a result.

•SVC expects to complete $218.0 million of hotel sales and $0.8 million of net lease property sales by year end. This may imply that SVC will succeed in completing those sales and at prices it expects. However, SVC may not be able to complete these sales at prices and other terms it considers acceptable. The sales of SVC’s properties are subject to various contingencies; accordingly, SVC cannot provide any assurance that it will sell any of these properties and the sales may be delayed or may not occur.
•SVC’s expectation that its diverse portfolio of suburban extended stay and select service hotels to continue to outpace its urban full-service hotels may not be realized.
•Although SVC obtained a waiver of existing financial covenants through July 15, 2022, it may fail to comply with the terms of the waiver and other requirements under its credit agreement. In addition SVC may fail to satisfy its public debt covenants. SVC’s ability to borrow under its revolving credit facility is subject to SVC satisfying those covenants and other conditions. If SVC’s operating results and financial condition are significantly and adversely impacted by current economic conditions or otherwise, SVC may fail to satisfy those covenants and conditions. Further if SVC fails to satisfy its debt covenants, it may be prohibited from incurring additional indebtedness and may need to repay outstanding debts.
•SVC cannot be sure of the future financial performance of SVC’s properties and whether such performance will cover SVC’s minimum returns and rents, or regarding SVC’s managers’, tenants’ or guarantors’ future actions or their abilities or willingness to pay minimum returns and rents owed to SVC. SVC has received and may continue to receive amounts that are less than the contractual minimum returns stated in these agreements or SVC may incur losses from these properties. SVC has delivered notice to terminate its agreements with IHG and Marriott due to their failure to pay minimum returns. If other operators do not honor their obligations, SVC may seek to terminate its agreements with them or take other actions to enforce its rights.
The information contained in SVC’s filings with the SEC, including under the caption “Risk Factors” in SVC’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from SVC’s forward-looking statements. SVC’s filings with the SEC are available on the SEC’s website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, SVC does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
(end)